Exhibit 99.1

VYNE Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Rule

BRIDGEWATER, N.J., February 28, 2023 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing proprietary, innovative and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced that it received a notification letter (the "Notification Letter on Compliance") from the Listing Qualifications Department of The Nasdaq Stock Market ("Nasdaq") on February 28, 2023, indicating that the Company has regained compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules.

According to the Notification Letter on Compliance, the staff of Nasdaq has determined that for the last 10 consecutive business days, from February 13, 2023 through February 27, 2023, the closing bid price of the Company's common stock had been at $1.00 per share or greater, and the Company has regained compliance with Rule 5550(a)(2) of the Nasdaq Listing Rules.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary bromodomain & extra-terminal (“BET”) domain platform includes lead programs VYN201 (pan-BET inhibitor) and VYN202 (selective-BET inhibitor), and access to a library of small molecule BET inhibitors for the potential treatment of immuno-inflammatory conditions licensed from Tay Therapeutics Limited.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@vynetx.com